Exhibit 10.1

FORM OF

CONTINUITY AGREEMENT

This Agreement (the “Agreement”) is dated as of [DATE] by and between Genesee & Wyoming Inc., a Delaware corporation (the “Company”), and [NAME] (the “Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company; and

WHEREAS, the Board has authorized the Company to enter into continuity agreements with those key executives of the Company, such agreements to set forth the severance compensation which the Company agrees under certain circumstances to pay such executives; and

WHEREAS, the Executive is a key executive of the Company and has been designated by the Committee as an executive to be offered such a continuity compensation agreement with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Term. This Agreement shall become effective on the date hereof and remain in effect until the second anniversary thereof; provided, however, that, on such anniversary and on each successive anniversary thereof, this Agreement shall automatically renew, unless the Company provides to the Executive, in writing, at least 180 days prior to the renewal date, notice that this Agreement shall not be renewed. Notwithstanding the foregoing, in the event that a Change in Control (as hereinafter defined) occurs at any time prior to the termination or expiration of this Agreement in accordance with the preceding sentence, this Agreement shall be automatically extended to the second anniversary of the effective date of such Change in Control, and obligations of the parties hereunder that may be triggered by a termination of the Executive’s employment within such two-year period following a Change in Control shall remain in effect and be enforceable beyond such second anniversary as and to the extent provided in accordance with the terms hereof.

2. Change in Control. No compensation or other benefit shall be payable pursuant to Section 4 of this Agreement unless and until either (i) a Change in Control shall have occurred while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have terminated in accordance with Section 3(a)(i) hereof or (ii) the Executive’s employment by the Company shall have terminated in accordance with Section 3(a)(ii) hereof prior to the occurrence of the Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when:

(a) Any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (other than indirectly as a result of the Company’s redemption of its securities); provided, however, that in no event shall a Change in Control be deemed to have occurred under this Section 2(a) so long as (i) the combined voting power of shares beneficially owned by (A) the Company’s “executive officers” (as defined in Rule 16a-1(f) under the Exchange Act) then in office (the “Executive Officer Shares”), (B) Mortimer B. Fuller and/or Sue Fuller and their lineal descendants (the “Founder Shares”), and (C) the shares beneficially owned by any other members of a “group” that includes the Founder Shares and/or a majority of the Executive Officer shares, exceeds 35% of the combined voting power of the Company’s current outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of the Company’s outstanding securities and (ii) the Company remains subject to the reporting requirements of the Exchange Act; or

(b) The consummation of any merger or other business combination of the Company, a sale of 51% or more of the Company’s assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (i) the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (ii) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or

(c) Within any twelve-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, including any Surviving Entity. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

3. Termination of Employment; Definitions.

(a) Termination without Cause by the Company or for Good Reason by the Executive.

(i) The Executive shall be entitled to the compensation provided for in Section 4 hereof if, on or within two years following a Change in Control, the Executive’s employment by the Company shall be terminated (A) by the Company for any reason other than (I) the Executive’s Disability or Retirement, (II) the Executive’s death or (III) for Cause, or (B) by the Executive with Good Reason (all terms are hereinafter defined).

(ii) In addition, the Executive shall be entitled to the compensation provided for in Section 4 hereof if the following events occur: (A) an agreement is signed that, if consummated, would result in a Change in Control, (B) the Executive is terminated without Cause by the Company (other than for any reason listed in clauses (I), (II) and (III) above) or terminates employment with Good Reason prior to the Change in Control, and (C) such termination is at the direction of the acquirer or merger partner or is otherwise in connection with the anticipated Change in Control.

(b) Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the full-time performance of the Executive’s duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness, as determined by a physician mutually agreed upon by the Executive and the Company for such purpose.

(c) Retirement. For purposes of this Agreement, “Retirement” shall mean the Executive’s voluntary termination of employment pursuant to late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan, but only if such retirement occurs prior to a termination either (i) by the Company without Cause (and not in anticipation of a termination for Cause) or (ii) by the Executive for Good Reason.

(d) Cause. For purposes of this Agreement, “Cause” shall mean the occurrence, during the term of this Agreement, of:

(i) The willful and continued failure of the Executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days following the delivery of a written demand for performance that specifically identifies the manner in which the Board believes that the Executive has not performed his or her duties; or

(ii) Dishonesty in the performance of the Executive’s duties with the Company; or

(iii) The Executive’s conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting (x) a felony or (y) a misdemeanor involving fraudulent conduct or moral turpitude; or

(iv) The Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or

(v) The Executive’s breach of the provisions of Section 13 of this Agreement.

Termination of the Executive for Cause shall be made by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the non-employee members of the Board or the board of directors of the Surviving Entity, if applicable, finding that, in the reasonable judgment of such members, the conduct or event set forth in any of clauses (i) through (v) above has occurred; provided, however, that such meeting of the Board may only occur after the Executive has received (i) prior written notice specifying the basis for such termination and the particulars thereof and (ii) with respect to clause (d)(i) only, a reasonable opportunity to cure or otherwise resolve the behavior in question.

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, during the term of this Agreement, of any of the following without the Executive’s express written consent:

(i) Any material and adverse diminution in the Executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to the Change in Control (or for the purposes of Section 3(a)(ii), those in effect immediately prior to the signing of an agreement as described in 3(a)(ii)(A)); provided, however, that no such diminution shall be deemed to exist because of changes in the Executive’s duties, titles or responsibilities as a consequence of the Company ceasing to be subject to the reporting requirements of the Exchange Act;

(ii) Any material reduction in the Executive’s annual base salary, annual equity award target or annual cash bonus percentage target from the annual base salary, annual equity award target or annual cash bonus percentage target in effect immediately prior to the Change in Control (or for the purposes of Section 3(a)(ii), annual base salary, annual equity award target or annual cash bonus percentage target in effect immediately prior to the signing of an agreement as described in 3(a)(ii)(A)); provided that Good Reason shall not exist if, in lieu of annual equity grants, the Executive is provided with an equivalent compensation package;

(iii) Any requirement that Executive be based at a location more than thirty-five (35) miles from the location at which the Executive was based immediately prior to the Change in Control (or for the purposes of Section 3(a)(ii), the Executive’s location immediately prior to the signing of an agreement as described in 3(a)(ii)(A)) (or a substantial increase in the amount of travel the Executive is required to do because of a relocation of the executive offices); and

(iv) Any failure by the Company to obtain from any successor to the Company, including any Surviving Entity, an agreement reasonably satisfactory to the Executive to assume and perform this Agreement, as contemplated by Section 11(a) hereof.

Notwithstanding the foregoing, a termination by the Executive shall not be deemed to have occurred for “Good Reason” unless the Executive provides the Company with a Notice of Termination (as defined below) referencing this Section 3(e) within sixty (60) days after the occurrence of an event giving rise to a claim of Good Reason, and the Company shall have thirty (30) days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason.

(f) Notice of Termination. Any purported termination of the Executive’s employment (other than on account of Executive’s death) with the Company shall be communicated by a Notice of Termination (i) to the Executive, if such termination is by the Company, or (ii) to the Company, if such termination is by the Executive. For purposes of this Agreement, “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive’s employment with the Company for Cause or for Good Reason shall be effective without such a Notice of Termination having been given. Any involuntary termination of the Executive’s employment effected by the Company without delivery of a Notice of Termination in accordance with this Section 3(f) shall be deemed a termination without Cause for purposes of this Agreement. Any resignation by the Executive effected without delivery of a Notice of Termination in accordance with this Section 3(f) shall be deemed a resignation without Good Reason.

4. Compensation Upon Termination in Connection with a Change in Control.

If the Executive’s employment with the Company shall be terminated in accordance with Section 3(a)(i) or (ii) (an “Involuntary Termination”), the Executive shall be entitled to the following payments and benefits:

(a) Severance. The Company shall pay, or cause to be paid, to the Executive a cash severance amount equal to the product of three times the sum of (i) the Executive’s annual base salary on the date of the Change in Control (or for the purposes of Section 3(a)(ii), base salary in effect immediately prior to the signing of an agreement as described in 3(a)(ii)(A)) and (ii) the Executive’s target bonus for the year in which the Involuntary Termination occurs under the Company’s annual incentive compensation plan. This cash severance amount shall be payable in a lump sum, calculated without any present value discount, within fifteen business days after the Executive’s date of Involuntary Termination.

(b) Additional Payments and Benefits. The Executive shall also be entitled to:

(i) A lump sum cash payment equal to the sum of (A) the Executive’s accrued but unpaid annual base salary through the date of Involuntary Termination and (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to the Company’s annual incentive compensation plan with regard to any previously completed fiscal year;

(ii) A lump sum cash payment equal to a pro-rata portion of the Executive’s actual bonus earned through the date of Involuntary Termination, calculated based on the most recently completed calendar month, pursuant to the Company’s annual incentive compensation plan;

(iii) Continued medical, dental, vision and other benefits for the Executive and his or her dependents, to be paid for by the Executive at his or her sole cost, to the extent and for the periods required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

(iv) Immediate 100% vesting of all outstanding stock options, stock appreciation rights, phantom stock units, and restricted stock granted or issued by the Company to the extent not previously vested on or following the Change in Control; and

(v) All other accrued or vested benefits in accordance with the terms of the applicable plan and prompt reimbursement of any unreimbursed expenses properly incurred by the Executive in accordance with Company policies as in effect at the time such expenses were incurred (such benefits described in this subparagraph (v) hereinafter referred to as the “Accrued Rights”).

All lump sum payments under this Section 4(b) shall be paid within fifteen business days after the Executive’s date of Involuntary Termination. Additionally, any expense reimbursements shall be paid to the Executive as soon as practicable, but in any event, no later than the end of the calendar year following the calendar year during which such expenses were incurred.

5. Compensation Upon Termination for Cause or Voluntary Termination.

If an Executive’s employment is terminated for Cause by the Company or the Executive terminates employment voluntarily, Executive will receive (a) the Executive’s accrued but unpaid salary through the date of termination and (b) the any other amounts or benefits required to be paid or provided by law or under any plan, policy or practice of the Company.

All lump sum payments under this Section 5 shall be paid within fifteen business days after the Executive’s date of termination. Additionally, any expense reimbursements shall be paid to the Executive as soon as practicable, but in any event, no later than the end of the calendar year following the calendar year during which such expenses were incurred.

6. Compensation Upon Termination for Death, Disability or Retirement.

If an Executive’s employment is terminated by reason of Death, Disability or Retirement prior to any other termination (other than in anticipation of a termination for Cause by the Company), Executive will receive (a) the Executive’s accrued but unpaid salary through the date of termination and (b) the Accrued Rights.

All lump sum payments under this Section 6 shall be paid within fifteen business days after the Executive’s date of termination. Additionally, any expense reimbursements shall be paid to the Executive as soon as practicable, but in any event, no later than the end of the calendar year following the calendar year during which such expenses were incurred.

7. Excess Parachute Excise Tax.

(a) (i) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”, all references to specific sections of the Code include any successor provision thereto), by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a)(i), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to the Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(a).

(ii) Subject to the provisions of Section 7(a)(i) hereof, all determinations required to be made under this Section 7, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within fifteen (15) calendar days after the date of termination, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the

Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, the Executive within ten business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(b) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within ten business days after receipt of such determination and calculations.

(iii) The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group that includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his/her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall, within ten business days, pay to the Company the amount of such reduction.

(b) (i) In the event that the Internal Revenue Service claims that any Payment constitutes an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code, the Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.

The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (A) give the Company any information reasonably requested by the Company relating to such claim; (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive; (C) cooperate with the Company in good faith in order to effectively contest such claim; and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for and against any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(ii) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to whether any Payment should be subject to Section 280G of the Code and any other issue of fact or law that may have an impact on the Company’s obligations under this Section 7 and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to matters covered hereby).

(iii) If, after the receipt by the Executive of an amount advanced by the Company in connection with the contest of the Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company, such excess shall not be paid to the Company. If, after the receipt by the Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company notifies the Executive in writing of its intent not to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid and shall be deemed to be in consideration for services rendered after the date of the termination.

(c) Notwithstanding anything in this Section 7, any Gross-Up Payment or reimbursement by the Company of expenses incurred by the Executive in connection with a litigation proceeding relating to the Excise Tax, as provided for in this Section 7, shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remitted the Excise Tax or, if no Excise Tax is paid, the end of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of the litigation.

(d) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 7(a) hereof.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 7(b) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within ten business days after receipt from the Executive of a statement therefor and reasonable evidence of his/her payment thereof.

(f) Any payments that the Company is required to pay to or on behalf of the Executive pursuant to this Section 7 shall be paid to the Executive within the time periods specified under Section 7(a)–(d) above; provided, however, that in no event shall such payments be made later than the end of the calendar year following the calendar year during which the Executive remits the corresponding Excise Tax payments to any taxing authority or incurs the corresponding expenses.

8. Legal Expenses. In addition to all other amounts payable to the Executive under this Agreement, the Company shall pay or reimburse the Executive for legal fees (including without limitation, any and all court costs and attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, that in the case of an action brought by the Executive, the Company shall have no obligation for any such legal fees if the Company is successful in establishing with the court that the Executive’s action was taken in bad faith or was frivolous or otherwise without a reasonable legal or factual basis. Any such reimbursements shall be paid to the Executive as soon as practicable (but no later than thirty (30) days following the Executive’s submission to the Company of documentation to substantiate the amount of such expenses); provided, however, that in no event shall such reimbursements be paid to the Executive later than the end of the calendar year following the calendar year during which the Executive incurs such expenses.

9. Obligations Absolute; Non-Exclusivity of Rights; Joint and Several Liability.

(a) The obligations of the Company to make the payment to the Executive, and to make the arrangements provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

(b) Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify (other than any change in control or other severance plan or policy), nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(c) Any successors or assigns of the Company shall be joint and severally liable with the Company under this Agreement.

10. Entire Agreement; Not an Employment Agreement.

(a) This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

(b) This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Executive and the Company. The Company may terminate the employment of the Executive by the Company at any time, subject to the terms of this Agreement and/or any employment agreement or arrangement between the Company and the Executive that may then be in effect.

11. Successors; Binding Agreement, Assignment.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 11(a) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

12. Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

Genesee & Wyoming Inc.

66 Field Point Rd.

Greenwich, CT 06830

Attention: General Counsel

and in the case of the Executive, to the Executive at the address set forth on the execution page at the end hereof.

Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

13. Restrictive Covenants.

(a) Confidentiality. The Executive shall retain in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business which is now known or hereafter becomes known to the Executive, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Executive at any time after the Executive’s employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company or (iii) which is or becomes known to the public by any means other than a breach of this Section 13. Upon the termination of employment, the Executive will not take or keep any proprietary or confidential information or documentation belonging to the Company.

(b) During the term of the Executive’s employment with the Company (or any successor thereto) and continuing for twelve months thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than a member of the Company or any of its subsidiaries or affiliates (the “Company Group”) (i) solicit or endeavor to entice away from any member of the Company Group, any person or entity who is, or was on the date of this Agreement, employed by, or serving as a key consultant of, any member of the Company Group or (ii) solicit or endeavor to entice away from any member of the Company Group, any person or entity who is, or was on the date of this Agreement, a customer or client (or reasonably anticipated to become a customer or client) of any member of the Company Group. As used herein, “indirectly” shall include, without limitation, the Executive permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any person employed by, or serving as a key consultant of, any member of the Company Group or interfere with any business relationship of any member of the Company Group.

14. Miscellaneous.

(a) Amendments. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board.

(b) Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

16. Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of New York without giving effect to its conflict of laws rules. For purposes of jurisdiction and venue, the Company and the Executive hereby consent to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the states of Connecticut and New York and waive any objection, challenge or dispute as to such jurisdiction or venue being proper.

17. Indemnification; Directors’ and Officers’ Liability Insurance. The Executive shall retain all rights to indemnification under the Company’s Certificate of Incorporation or By-Laws, and the Company shall maintain Directors’ and Officers’ liability insurance on behalf of the Executive, in both cases at the level in effect immediately prior to the Executive’s date of termination or immediately prior to the Change in Control, whichever is greater, throughout the period of any applicable statute of limitations.

18. Section 409A. In the event that it is reasonably determined by the Company that, as a result of Section 409A (“Section 409A”) of the Code (and any related regulations or other pronouncements thereunder), any of the payments that the Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing the Executive to incur additional taxes, penalties or interest under Section 409A, the Company will make such payment (together with interest thereon based on the Company’s borrowing interest rate in effect at such time with respect to the Company’s principal lending financial institution) on the first day that would not result in Executive incurring any tax liability under Section 409A, which day, if the Executive is a “specified employee” within the meaning of Section 409A, shall be the first day following the six-month period beginning on the date of the Executive’s termination of employment. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENESEE & WYOMING INC.

By:
Title:

EXECUTIVE:

[Name of Executive]

Address:

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